Exhibit 4.3

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the securities of BlackRock Monticello Debt Real Estate Investment Trust (the “Company” or “we,” “us” or “our”) registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description of the terms of our common shares of beneficial interest, par value $0.01 per share (“common shares”), does not purport to be complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of the Maryland Statutory Trust Act (the “MSTA”), and the full text of our Certificate of Trust (the “Certificate of Trust”), our Declaration of Trust (the “Declaration of Trust”) and our bylaws (the “Bylaws”).

General

Under our Declaration of Trust, we have authority to issue an unlimited number of common shares, including unlimited common shares classified as Class S common shares, par value $0.01 per share (the “Class S Shares”), unlimited common shares classified as Class T common shares, par value $0.01 per share (the “Class T Shares”), unlimited common shares classified as Class I common shares, par value $0.01 per share (the “Class I Shares”), unlimited common shares classified as Class D common shares, par value $0.01 per share (the “Class D Shares”), unlimited common shares classified as Class F-S common shares, par value $0.01 per share (the “Class F-S Shares”), unlimited common shares classified as Class F-D common shares, par value $0.01 per share (the “Class F-D Shares”), unlimited common shares classified as Class F-I common shares, par value $0.01 per share (the “Class F-I Shares”), unlimited common shares classified as Class E common shares, par value $0.01 per share (the “Class E Shares”) and an unlimited number of preferred shares of beneficial interest, par value $0.01 per share (the “preferred shares” and, together with the common shares, the “shares”). As of the date of this Annual Report on Form 10-K, only our Class S Shares, Class T Shares, Class I Shares, Class D Shares, Class F-S Shares, Class F-D Shares and Class F-I Shares are registered pursuant to Section 12 of the Exchange Act.

Common Shares

Subject to the restrictions on ownership and transfer of our common shares set forth in our Declaration of Trust and except as may otherwise be specified in our Declaration of Trust, holders of our common shares (the “Shareholders”) are entitled to one vote per share on all matters voted on by Shareholders. Subject to any preferential rights of any outstanding class or series of shares of beneficial interest and to the provisions in our Declaration of Trust regarding the restrictions on ownership and transfer of our common shares, Shareholders are entitled to such distributions as may be authorized from time to time by our Board of Trustees (the “Board of Trustees”) (or a duly authorized committee of our Board of Trustees) and declared by us out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to our Shareholders. All outstanding common shares are fully paid and non-assessable. Shareholders do not have preemptive rights, which means that Shareholders will not have an automatic option to purchase any new common shares that we issue.

Our Declaration of Trust also contains a provision permitting our Board of Trustees, without any action by our Shareholders, to amend or supplement our Declaration of Trust to classify or reclassify any unissued common shares from time to time into one or more classes or series by setting or changing the number, par value, designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any new class or series of common shares or preferred shares.

We will generally not issue certificates for our common shares. Common shares will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. We have engaged a third-party service provider to act as our registrar and as the transfer agent for our common shares.

Class S Shares

BlackRock Investments, LLC (the “Dealer Manager”) is entitled to receive upfront selling commissions of up to 3.5% of the transaction price of each Class S Share sold in the primary offering; however, such amounts may vary pursuant to agreements with certain participating broker-dealers, provided that the sum of the upfront selling commissions shall not exceed 3.5% of the transaction price of each Class S Share sold. The Dealer Manager anticipates that all or a portion of the upfront selling commissions will be retained by, or reallowed (paid) to, participating broker-dealers. No upfront dealer manager fees are paid for sales of any Class S Shares.

We pay the Dealer Manager a shareholder servicing fee with respect to our outstanding Class S Shares equal to 0.85% per annum of the aggregate net asset value (“NAV”) of our outstanding Class S Shares, including any Class S Shares sold pursuant to our distribution reinvestment plan. The shareholder servicing fees will be paid monthly in arrears. The Dealer Manager will reallow (pay) all or a portion of the shareholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing shareholder services performed by such broker-dealers and will waive shareholder servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services.

No upfront selling commissions or dealer manager fees will be payable in respect of any Class S Shares sold pursuant to our distribution reinvestment plan, but such shares will be charged the shareholder servicing fee payable with respect to all our outstanding Class S Shares.

In certain arrangements made between the Dealer Manager and financial intermediaries, a holder of Class S Shares will, at our Board of Trustees’ sole discretion, convert Class S Shares into, or exchange Class S Shares for, a number of Class I Shares with an equivalent NAV at the time in which the total upfront selling commissions, dealer manager fees and shareholder servicing fees paid with respect to such shares would exceed any applicable limit set by a participating broker-dealer set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer at the time such shares were issued.

Class T Shares

The Dealer Manager is entitled to receive upfront selling commissions of up to 3.0% and upfront dealer manager fees of up to 0.5%, of the transaction price of each Class T Share sold in the primary offering; however, such amounts may vary, pursuant to agreements with certain participating broker-dealers, provided that the sum of the upfront selling commissions and dealer manager fees will not exceed 3.5% of the transaction price. The Dealer Manager anticipates that all or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed (paid) to, participating broker-dealers.

We pay the Dealer Manager a shareholder servicing fee with respect to our outstanding Class T Shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class T Shares, including any Class T Shares sold pursuant to our distribution reinvestment plan. For each Class T Share, this shareholder servicing fee consists of an advisor shareholder servicing fee and a dealer shareholder servicing fee. We expect that generally the advisor shareholder servicing fee will equal 0.65% per annum and the dealer shareholder servicing fee will equal 0.20% per annum, of the aggregate NAV for each Class T Share. However, with respect to Class T Shares sold through certain participating broker-dealers, the advisor shareholder servicing fee and the dealer shareholder servicing fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares. The shareholder servicing fees will be paid monthly in arrears. The Dealer Manager will reallow (pay) all or a portion of the shareholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing shareholder services performed by such broker-dealers and will waive shareholder servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services.

No upfront selling commissions or dealer manager fees will be payable in respect of any Class T Shares sold pursuant to our distribution reinvestment plan, but such shares will be charged the shareholder servicing fee payable with respect to all our outstanding Class T Shares.

In certain arrangements made between the Dealer Manager and financial intermediaries, a holder of Class T Shares will, at our Board of Trustees’ sole discretion, convert Class T Shares into, or exchange Class T Shares for, a number of Class I Shares with an equivalent NAV at the time in which the total upfront selling commissions, dealer manager fees and shareholder servicing fees paid with respect to such shares would exceed any applicable limit set by a participating broker-dealer set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer at the time such shares were issued.

Class D Shares

The Dealer Manager is entitled to receive upfront selling commissions of up to 1.5% of the transaction price of each Class D Share sold in the primary offering; however, such amounts may vary pursuant to agreements with certain participating broker-dealers, provided that the sum of upfront selling commissions shall not exceed 1.5% of the transaction price of each Class D Share sold. The Dealer Manager anticipates that all or a portion of the upfront selling commissions will be retained by, or reallowed (paid) to, participating broker-dealers. No dealer manager fees are paid for sales of any Class D Shares.

We pay the Dealer Manager a shareholder servicing fee with respect to our outstanding Class D Shares equal to 0.25% per annum of the aggregate NAV of all our outstanding Class D Shares, including any Class D Shares sold pursuant to our distribution reinvestment plan. The shareholder servicing fees are paid monthly in arrears. The Dealer Manager will reallow (pay) all or a portion of the shareholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing shareholder services performed by such broker-dealers and will waive shareholder servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services.

No upfront selling commissions or dealer manager fees are payable in respect of any Class D Shares sold pursuant to our distribution reinvestment plan, but such shares will be charged the shareholder servicing fee payable with respect to all our outstanding Class D Shares.

In certain arrangements made between the Dealer Manager and financial intermediaries, a holder of Class D Shares will, at our Board of Trustees’ sole discretion, convert Class D Shares into, or exchange Class D Shares for, a number of Class I Shares with an equivalent NAV at the time in which the total upfront selling commissions, dealer manager fees and shareholder servicing fees paid with respect to such shares would exceed any applicable limit set by a participating broker-dealer set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer at the time such shares were issued.

Class I Shares

No upfront selling commissions, dealer manager fees or shareholder servicing fees are paid for sales of any Class I Shares.

Class F-S Shares

The Dealer Manager is entitled to receive upfront selling commissions of up to 3.5% of the transaction price of each Class F-S Share sold in the primary offering; however, such amounts may vary pursuant to agreements with certain participating broker-dealers, provided that the sum of the upfront selling commissions shall not exceed 3.5% of the transaction price of each Class F-S Share sold. The Dealer Manager anticipates that all or a portion of the upfront selling commissions will be retained by, or reallowed (paid) to, participating broker-dealers. No upfront dealer manager fees are paid for sales of any Class F-S Shares.

We pay the Dealer Manager a shareholder servicing fee with respect to our outstanding Class F-S Shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class F-S Shares, including any Class F-S Shares sold pursuant to our distribution reinvestment plan. The shareholder servicing fees will be paid monthly in arrears. The Dealer Manager will reallow (pay) all or a portion of the shareholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing shareholder services performed by such broker-dealers and will waive shareholder servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services.

No upfront selling commissions or dealer manager fees will be payable in respect of any Class F-S Shares sold pursuant to our distribution reinvestment plan, but such shares will be charged the shareholder servicing fee payable with respect to all our outstanding Class F-S Shares.

In certain arrangements made between the Dealer Manager and financial intermediaries, a holder of Class F-S Shares will, at our Board of Trustees’ sole discretion, convert Class F-S Shares into, or exchange Class F-S shares for, a number of Class I Shares or Class F-I Shares if such date is prior to the fifth anniversary of the Initial Retail Closing (which occurred on July 1, 2025 (the “Initial Retail Closing”) with an equivalent NAV at the time in which the total upfront selling commissions, dealer manager fees and shareholder servicing fees paid with respect to such shares would exceed any applicable limit set by a participating broker-dealer set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer at the time such shares were issued. In addition, beginning on the fifth anniversary of the Initial Retail Closing, the Company may, at the Board of Trustee’s sole discretion, convert Class F-S Shares into Class S Shares of equivalent aggregate NAV based on their respective per share NAVs in effect at the time of any such conversion.

Holders of Class F-S Shares will be entitled to a waiver of the management fee until the first anniversary of the Initial Retail Closing, following which they will be entitled to a lower management fee equal to 0.75% of NAV per annum until the fifth anniversary of the Initial Retail Closing (so long as they continue to hold such Class F-S Shares).

Class F-D Shares

The Dealer Manager is entitled to receive upfront selling commissions of up to 1.5% of the transaction price of each Class F-D Share sold in the primary offering; however, such amounts may vary pursuant to agreements with certain participating broker-dealers, provided that the sum of upfront selling commissions shall not exceed 1.5% of the transaction price of each Class F-D Share sold. The Dealer Manager anticipates that all or a portion of the upfront selling commissions will be retained by, or reallowed (paid) to, participating broker-dealers. No dealer manager fees are paid for sales of any Class F-D Shares.

We pay the Dealer Manager a shareholder servicing fee with respect to our outstanding Class F-D Shares equal to 0.25% per annum of the aggregate NAV of all our outstanding Class F-D Shares, including any Class F-D Shares sold pursuant to our distribution reinvestment plan. The shareholder servicing fees are paid monthly in arrears. The Dealer Manager will reallow (pay) all or a portion of the shareholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing shareholder services performed by such broker-dealers and will waive shareholder servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services.

No upfront selling commissions or dealer manager fees are payable in respect of any Class F-D Shares sold pursuant to our distribution reinvestment plan, but such shares will be charged the shareholder servicing fee payable with respect to all our outstanding Class F-D Shares.

In certain arrangements made between the Dealer Manager and financial intermediaries, a holder of Class F-D Shares will, at our Board of Trustees’ sole discretion, convert Class F-D

Shares into, or exchange Class F-D Shares for, a number of Class I Shares or Class F-I Shares if such date is prior to the fifth anniversary of the Initial Retail Closing with an equivalent NAV at the time in which the total upfront selling commissions, dealer manager fees and shareholder servicing fees paid with respect to such shares would exceed any applicable limit set by a participating broker-dealer set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer at the time such shares were issued. In addition, beginning on the fifth anniversary of the Initial Retail Closing, the Company may, at the Board of Trustee’s sole discretion, convert Class F-D Shares into Class D Shares of equivalent aggregate NAV based on their respective per share NAVs in effect at the time of any such conversion.

Holders of Class F-D Shares will be entitled to a waiver of the management fee until the first anniversary of the Initial Retail Closing, following which they will be entitled to a lower management fee equal to 0.75% of NAV per annum until the fifth anniversary of the Initial Retail Closing (so long as they continue to hold such Class F-D Shares).

Class F-I Shares

No upfront selling commissions, dealer manager fees or shareholder servicing fees are paid for sales of any Class F-I Shares.

In addition, beginning on the fifth anniversary of the Initial Retail Closing, the Company may, at the Board of Trustee’s sole discretion, convert Class F-I Shares into Class I Shares of equivalent aggregate NAV based on their respective per share NAVs in effect at the time of any such conversion.

Holders of Class F-I Shares will be entitled to a waiver of the management fee until the first anniversary of the Initial Retail Closing, following which they will be entitled to a lower management fee equal to 0.75% of NAV per annum until the fifth anniversary of the Initial Retail Closing (so long as they continue to hold such Class F-I Shares).

Other Terms of Common Shares

As described in the “—Class S Shares,” “—Class T Shares,” “—Class D Shares,” “—Class F-S Shares,” and “—Class F-D Shares,” sections above, at the discretion of our Board of Trustees, upon a determination by the Dealer Manager, our transfer agent or another agent selected by our Board of Trustees, each Class S Share, Class T Share, Class D Share, Class F-S Share and Class F-D Share held in a Shareholder’s account may automatically and without any action on the part of the holder thereof convert into a number of Class I Shares or Class F-I Shares, as applicable (or fraction thereof), with an equivalent NAV when total upfront selling commissions, dealer manager fees and shareholder servicing fees paid with respect to such common shares would exceed any applicable limit set by a participating broker-dealer set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer at the time such common shares were issued.

If not already converted into Class I Shares, each Class S Share, Class T Share, Class D Share, Class F-I Share, Class F-S Share, Class F-D Share and Class E Share held in a Shareholder’s account will automatically and without any action on the part of the holder thereof convert into a number of Class I Shares (including any fractional shares) with an equivalent

NAV as such share on the earliest of (i) a listing of Class I Shares or (ii) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets, other than in connection with a Conversion Event (as defined below). In addition, immediately before any liquidation, dissolution or winding up, each Class S Share, Class T Share, Class D Share, Class F-I Share, Class F-S Shares, Class F-D Share and Class E Share (including any fractional shares) will automatically convert into a number of Class I Shares (including any fractional shares) with an equivalent NAV as such share.

Beginning on the fifth anniversary of the Initial Retail Closing, the Company may, at the Board of Trustee’s sole discretion, convert Class F-S Shares, Class F-D Shares and Class F-I Shares into Class S Shares, Class D Shares and Class I Shares of equivalent aggregate NAV, respectively, based on their respective per share NAV in effect at the time of any such conversion.

We and/or BlackRock Financial Management, Inc. (the “BlackRock Advisor”) and MONTICELLOAM, LLC (the “Monticello Advisor” and, together with the BlackRock Advisor, the “Advisors”) may enter into agreements or other arrangements with certain of our investors, pursuant to which such investors may pay a different effective management fee, performance fee, shareholder servicing fee and/or upfront sales commissions and dealer manager fees.

Preferred Shares

Our Declaration of Trust authorizes our Board of Trustees to classify or reclassify and cause us to issue one or more classes or series of preferred shares without Shareholder approval by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of each class or series of preferred shares so issued. Because our Board of Trustees has the power to establish the preferences and rights of each class or series of preferred shares, it may afford the holders of any series or class of preferred shares preferences, powers and rights senior to the rights of our Shareholders.

If we ever created and issued preferred shares with a distribution preference over our common shares, payment of any distribution preferences of outstanding preferred shares would reduce the amount of funds available for the payment of distributions on our common shares. Further, holders of preferred shares are normally entitled to receive a liquidation preference in the event we liquidate, dissolve or wind up before any payment is made to the Shareholders, likely reducing the amount Shareholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred shares may render more difficult or tend to discourage a merger, offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Our Board of Trustees has no present plans to issue any preferred shares, but may do so at any time in the future without Shareholder approval.

Repurchases

Our Declaration of Trust provides that we may, at the sole discretion of our Board of Trustees, repurchase all of a shareholder’s preferred shares and common shares, without the consent of such shareholder, at a price per common share or preferred share equal to the repurchase price in effect as of the date of such repurchase under our share repurchase plan if continued ownership of by the shareholder may be harmful or injurious to our business or reputation or the business or reputation of the Board of Trustees, the Advisors or any of their affiliates, or may subject us or any shareholder to any undue risk of adverse tax or other fiscal or regulatory consequences, including with respect to any applicable sanctions, anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures.

We may also repurchase a shareholder’s common shares if the shareholder fails to maintain a minimum account balance of $2,500.

Meetings and Special Voting Requirements

Under the MSTA and our Declaration of Trust and Bylaws, we are not required to, and do not anticipate, holding an annual meeting of shareholders each year. Special meetings of shareholders may be called only by our Board of Trustees, a majority of our Independent Trustees (as defined in our Declaration of Trust), our president, our chief executive officer or the chairperson of our Board of Trustees. Special meetings of shareholders may also be called by our secretary for the purpose of removing trustees from our Board of Trustees and filling any resulting vacancy upon the written request of shareholders entitled to cast at least a majority of the votes entitled to be cast on such matter at the meeting, provided such request contains the information required in our Bylaws and the shareholders comply with the procedures contained in our Bylaws. In the event there are no trustees, any shareholder may call a special meeting for the purpose of electing trustees.

The presence either in person or by proxy of shareholders entitled to cast one-third of all the votes entitled to be cast on such matter at the meeting on any matter will constitute a quorum (unless our Board of Trustees, when setting a meeting, determines that a greater percentage (but not more than a majority of all the votes entitled to be cast at such meeting on any matter) shall constitute a quorum for such meeting). Generally, the affirmative vote of a majority of all votes cast is necessary to take shareholder action, except as described in the next paragraph.

Under our Declaration of Trust, subject to certain exceptions, shareholders generally are only entitled to vote at a duly held meeting at which a quorum is present on (1) amendments to our Declaration of Trust as provided in our Declaration of Trust, (2) a merger, consolidation, conversion (other than a Conversion Event) or transfer of all or substantially all of our assets as provided in our Declaration of Trust, (3) removal of a trustee for Cause (as defined below) and the election of a successor trustee as provided in our Declaration of Trust, (4) dissolution of the Company as provided in our Declaration of Trust, (5) in the event that there are no trustees, the election of trustees and (6) such other matters that our Board of Trustees has submitted to our shareholders for approval or ratification. The affirmative vote of a plurality of the votes cast in the election of a trustee is generally required to elect any trustee, and the affirmative vote of a majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present is generally sufficient to approve any other matter that may properly come before the shareholders at such meeting (other than (a) the removal of a trustee for Cause, which requires the affirmative vote of shareholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter and (b) with respect to (i) certain amendments to the Declaration of Trust and (ii) a merger, consolidation, conversion (other than a Conversion Event), or transfer of all or substantially all of our assets as provided in our Declaration of Trust, each of which requires the affirmative vote of shareholders entitled to cast a majority of all votes entitled to be cast on the matter). “Cause” is defined in our Declaration of Trust as conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.

No holders of common or preferred shares are entitled to exercise any appraisal rights or the rights of an objecting shareholder.

Pursuant to our Declaration of Trust, shareholders may, during usual business hours, inspect and copy our Declaration of Trust and Bylaws and all amendments thereto, minutes of the proceedings of the shareholders, the annual statement of affairs of the Company and any voting trust agreements on file at our principal office to the extent permitted by the MSTA, but only if, and to the extent, such inspection is approved by our Board of Trustees. Our Declaration of Trust provides that no shareholder shall be entitled to the information described in Section 12-305(b) of the MSTA (as permitted thereby).

Restrictions on Ownership and Transfer

Our Declaration of Trust contains restrictions on the number of our shares that a person or group may own. Unless our Board of Trustees otherwise determines, no person or group may acquire or hold, directly or indirectly through application of constructive ownership rules, in excess of 9.9% in value or number of shares, whichever is more restrictive, of the aggregate of our outstanding shares of all classes and series (including our common shares and preferred shares) or 9.9% in value or number of common shares, whichever is more restrictive, of the aggregate of our outstanding common shares of all classes or series unless they receive an exemption (prospectively or retroactively) from our Board of Trustees.

Subject to certain limitations, our Board of Trustees, in its sole discretion, may exempt a person prospectively or retroactively from, or modify, these limits, subject to such terms, conditions, representations and undertakings as required by our Declaration of Trust and as our Board of Trustees may determine. Prior to the granting of any exemption, our Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to our Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure our qualification as a real estate investment trust (“REIT”) within the meaning of Sections 856-859 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). Notwithstanding the receipt of any ruling or opinion, our Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception. Our Board of Trustees has granted limited exemptions to certain persons who directly or indirectly own our common shares, including trustees, officers and shareholders controlled by them or trusts for the benefit of their families.

Our Declaration of Trust further prohibits any person from beneficially or constructively owning our shares that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and any person from transferring our shares if the transfer would result in our shares being beneficially owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire our shares that may violate any of these restrictions, or who is the intended transferee of our shares which are transferred to the charitable trust, as described below, is required to give us immediate written notice, or in the case of a proposed or attempted transaction, give at least 15 days prior written notice, and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our Board of Trustees determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with such restrictions is no longer required for us to qualify as a REIT.

Any attempted transfer of our shares which, if effective, would result in violation of the above limitations, except for a transfer which results in shares being beneficially owned by fewer than 100 persons, in which case such transfer will be void and of no force and effect and the intended transferee shall acquire no rights in such shares, will cause the number of shares causing the violation, rounded up to the nearest whole share, to be automatically transferred to a charitable trust for the exclusive benefit of one or more charitable beneficiaries designated by us and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day, as defined in our Declaration of Trust, prior to the date of the transfer. Our shares held in the charitable trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the charitable trust and will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares held in the charitable trust. The trustee of the charitable trust will have all voting rights and rights to dividends or other distributions with respect to the shares held in the charitable trust. These rights will be exercised for the exclusive benefit of the charitable beneficiaries. Any dividend or other distribution paid prior to our discovery that the shares have been transferred to the charitable trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiaries. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiaries. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that our shares have been transferred to the charitable trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiaries as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the event causing the shares to be held in trust did not involve a purchase of such shares at market price (as defined in our Declaration of Trust), the market price of the shares on the day of the event causing the shares to be held in the charitable trust and (ii) the price per share received by the trustee (net of any commissions and other expenses) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferee and are owed by the proposed transferor to the transferee. Any net sale proceeds in excess of the amount payable per share to the proposed transferee any other amounts received by the trustee will be paid immediately to the charitable beneficiaries. If, prior to our discovery that our shares have been transferred to the charitable trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of the trust and, to the extent that the proposed transferee received an amount for the shares that exceeds the amount such proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, the shares held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the charitable trust, or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price of such shares on the day of the event that resulted in the transfer of such shares to the trust and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and any other amounts held by the trustee with respect to such shares to the charitable beneficiaries. We may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferor and are owed to the proposed transferor to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiaries.

If the transfer to the charitable trust as described above is not automatically effective for any reason to prevent violation of the above limitations or our failing to qualify as a REIT, then the transfer of the number of shares that otherwise cause any person to violate the above limitations will be void and the intended transferee shall acquire no rights in such shares.

All certificates, if any, representing our shares issued in the future will bear a legend referring to the restrictions described above.

Every owner of more than 5% of our outstanding shares, or such lower percentage as required by the Code or the regulations promulgated thereunder or as otherwise required by our Board of Trustees, within 30 days after the end of each taxable year, is required to give us written notice, stating the name and address of the owner, the number of shares of each class and series of our shares beneficially owned and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of its beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each holder of shares shall, upon demand, be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any subsequent transferee to whom you transfer any of your shares must comply with Rule 502(d) of Regulation D promulgated under the Securities Act.

Distributions

Distributions will be made on all classes of our common shares at the same time. The per share amount of distributions on each class of our common shares will likely differ because of different class-specific shareholder servicing fees, the management fee and the performance fee that are deducted from the gross distributions for each common share class, if applicable. We expect to use the “record share” method of determining the per share amount of distributions on each class of our common shares, although our Board of Trustees may choose any other method. The “record share” method is one of several distribution calculation methods for multiple-class funds recommended, but not required, by the American Institute of Certified Public Accountants. Under this method, the amount to be distributed on each class of our common shares will be increased by the sum of all class-specific shareholder servicing fees, the management fee and the performance fee for such period. Such amount will be divided by the number of our common shares outstanding in such class on the record date. Such per share amount will be reduced for each class of common shares by the per share amount of any class-specific shareholder servicing fees, the management fee and the performance fee allocable to such class.

Distributions are authorized at the discretion of our Board of Trustees and declared by us, in accordance with our earnings, cash flows and general financial condition. There is no assurance we will pay distributions in any particular amount, if at all.

Our Board of Trustees has delegated to a duly authorized committee of trustees the power to fix the amount and other terms of a distribution. In addition, if our Board of Trustees gives general authorization for a distribution and provides for or establishes a method or procedure for determining the maximum amount of the distribution, our Board of Trustees may delegate to one or more of our officers the power, in accordance with the general authorization, to fix the amount and other terms of the distribution.

Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws

Vacancies on Board of Trustees; Removal of Trustees

Any vacancy on our Board of Trustees (other than vacancies resulting from removal for Cause of a trustee) may be filled only by a vote of a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum; provided, that any vacancy involving an Independent Trustee may be filled only by a vote of a majority of the remaining Independent Trustees and any vacancy involving a trustee that was designated by a sponsor may be filled only by such sponsor. Any trustee elected to fill a vacancy will serve until his or her resignation, removal, death or adjudication of legal incompetence or until his or her successor is duly elected and qualifies. Vacancies resulting from removal of a trustee for cause can be filled only by the shareholders; provided, that if the trustee so removed was designated by BlackRock, Inc. (collectively with its affiliates, as the context requires, “BlackRock”) or MONTICELLOAM, LLC (collectively with its affiliates, as the context requires, “Monticello”) pursuant to our

Declaration of Trust, then BlackRock or Monticello, respectively, will have the exclusive right to designate a successor trustee for election to our Board of Trustees.

Any trustee may resign at any time and may be removed only for Cause by our shareholders upon the affirmative vote of shareholders entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of trustees (subject to BlackRock and Monticello’s right to designate one trustee each for election to our Board of Trustees). In addition, any trustee may be removed, at any time, but only for Cause by written instrument, signed by a majority of the trustees, specifying the date when such removal shall become effective.

Advance Notice of Trustee Nominations and New Business

We are not required to hold an annual meeting of shareholders and do not intend to hold annual meetings. With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our Board of Trustees at a special meeting may be made only (1) by or at the direction of our Board of Trustees; (2) by a shareholder that has requested that a special meeting be called for the purpose of electing trustees in compliance with our Bylaws; or (3) provided that the meeting has been called for the purpose of electing trustees, by a shareholder who is a shareholder of record at the record date set by our Board of Trustees for the purpose of determining shareholders entitled to vote at the special meeting, at the time of giving the advance notice required by our Bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated and who has complied with the advance notice provisions of our Bylaws.

Amendment to Our Declaration of Trust and Bylaws

Except as provided by our Certificate of Trust or the terms of any classes or series of shares and as provided below, our Declaration of Trust may be amended by our Board of Trustees, without any action by our Shareholders. Amendments to our Declaration of Trust that our Board of Trustees determines would, viewed as a whole, materially and adversely affect the contract rights of our outstanding shares, but excluding amendments of the type specified in (a) Section 7.1 (Authorized Shares) and Section 11.2 (Conversion Event) of our Declaration of Trust or (b) Section 2-605 of the Maryland General Corporation Law (both of which do not require approval of any shareholder), must be approved by our Board of Trustees and shareholders entitled to cast a majority of the votes entitled to be cast on the matter.

Our Board of Trustees has the exclusive power to adopt, alter or repeal any provision of our Bylaws and to make new bylaws.

Conversion Event

Our Board of Trustees may determine, without any action by the shareholders, that we will conduct a public offering as a non-listed real estate investment trust subject to the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association on May 7, 2007, as amended from time to time. In connection with such determination and the conduct of such public offering, our Board of Trustees (a) may amend our Declaration of Trust and (b) may cause us to (i) merge with or into or convert into another entity, (ii) consolidate with one or more other entities into a new entity or (iii) transfer all or substantially all of our assets to another entity (in each case, a “Conversion Event”). Pursuant to our Declaration of Trust, our Board of Trustees may take all actions that are required to effect a Conversion Event without any action by the Shareholders.

Effect of Certain Provisions of Maryland Law and of our Declaration of Trust and Bylaws

Certain provisions of Maryland law, our Declaration of Trust and Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for shareholders or otherwise be in their best interest.